Exhibit 99.1

BioTime Acquires Assets of Cell Targeting, Inc.

--Proprietary technology “paints” cells with peptides to target them to diseased tissues--

ALAMEDA, Calif.--(BUSINESS WIRE)--January 28, 2011--BioTime, Inc. (NYSE Amex:BTX) today announced that it has acquired substantially all the assets of Cell Targeting, Inc. (CTI), a Cleveland, Ohio-based biotechnology company conducting research in regenerative medicine. The technology acquired from CTI uses peptides selected for their ability to adhere to diseased tissues. By coating or “painting” these peptides onto the surfaces of therapeutic cells using techniques that do not modify the cell physiology, CTI has produced tissue-specific and disease-specific cell modification agents with potential to take cell therapy products to a new level of performance. BioTime issued 261,959 common shares and paid $250,000 in cash to acquire the CTI assets.

The acquired technology includes technology patented by CTI and an exclusive license to use technology invented by Dr. Erkki Ruoslahti’s group at the Sanford-Burnham Medical Research Institute (SBMRI) for use in cell therapy. The phage display peptide technology licensed from SBMRI holds promise for use in directing human cells derived from embryonic stem (hES) and induced pluripotent stem (iPS) cells to sites in the body where they can have therapeutic effect. BioTime will initially provide this technology to its majority owned subsidiary OncoCyte Corporation, for its R&D related to genetically modified hES-derived vascular progenitors designed to target and destroy malignant tumors.

OncoCyte was formed in early 2009 to develop genetically modified stem cells capable of finding malignant tumors while carrying genes that can cause the destruction of the cancer cells. Since then, it has received $4.0 million in equity financing from private investors.

“Our acquisition of the assets of CTI is indicative of our plan to assemble a core of stem cell and related manufacturing technologies capable of enabling our development of a wide array of therapeutic products in the emerging field of regenerative medicine,” said Michael D. West, Ph.D., President and Chief Executive Officer of BioTime, Inc. “We look forward to advancing Dr. Ruoslahti’s technology and welcome Dr. Joseph Wagner to the BioTime team.”

Dr. Joseph Wagner, Cell Targeting’s President and Chief Technology Officer, will become the Chief Executive Officer of OncoCyte. Dr. Wagner served as the Chief Technology Officer and Vice President of Research and Development at Cell Targeting, Inc. for two years. He was responsible for all corporate functions including all R&D, Finance and Corporate Development. Prior to joining CTI, Dr. Wagner held positions of increasing responsibility at Neuronyx, Inc. including Vice President of Cellular Therapy. In that role, he was instrumental in filing the first Investigational New Drug application for an early stage cell therapy company. Dr. Wagner was also an Associate Professor at the Karolinska Institute, where his research focused on molecular and cellular approaches to brain development and regeneration. Dr. Wagner received his Ph.D. in Pharmacology from Duke University.

For more information on OncoCyte, please visit our website at www.oncocyte.com. Further information on Dr. Ruoslahti’s peptide targeting technology is published in the article “Organ targeting In vivo using phage display peptide libraries” Nature 380: 364-366, and additional information is available online at www.sanfordburnham.org/research_and_faculty/faculty_search/ruoslahti_e_md_phd.aspx which discusses the peptide targeting technology covered by the license we acquired from CTI, as well as other related, but unlicensed technologies.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine. BioTime's wholly owned subsidiary ES Cell International (ESI) has produced clinical-grade human embryonic stem cell lines that were derived following principles of Good Manufacturing Practice and currently offers them along with a wide array of ACTCellerate™ cell lines, culture media, and differentiation kits for use in research. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has an option to clinically develop and commercialize Cell Cure's OpRegen™ retinal cell product for use in the treatment of age-related macular degeneration (AMD). BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the therapeutic applications of stem cell technology in cancer. ReCyte Therapeutics is developing applications of BioTime's proprietary iPS cell technology to reverse the developmental aging of human cells for cardiovascular and blood cell aging. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, ReCyte Therapeutics, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, and ESI can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com